Exhibit (c)(5)

445 Park Avenue New York, NY 10022-4406 (212) 371-8300 One Post Office Square, Suite 3710 Boston, MA 02109 (617) 457-0900 3000 Sand Hill Road, Building 2, Suite 190 Menlo Park, CA 94025 (415) 854-9111 One Ferry Building Suite 240 San Francisco, CA 94111 (415) 262-4860 July 27, 2004 Needham & Company, Inc. Board of Directors Meeting Exhibit (c) (5)

Summary Status We have completed the executive summary and initial calls to potential acquirers on our "A" list. We have contacted 20 potential acquirers Two have shown serious interest and have held discussions with or would like to schedule a meeting with Vialta Five are currently evaluating the opportunity Thirteen have not responded to our inquiries Meetings between potential acquirers and Vialta will likely occur in August/September. We are continuing to identify potential acquirers and track industry developments.

Status of Contact with Potential Acquirers

Serious Interest

- Cenuco (Conference Call 7/23/04)
- WorldGate

Evaluating

Kodak	Platinum Equity
Logitech	Sony
Polycom	

No Response

8x8	Panasonic
BNI Solutions	Philips
Cisco	Scientific-Atlanta
Creative Technolgy	Siemens
D-Link Systems	Toshiba
Leadtek Research	Venturehouse Group
Motorola	

Needham

3

Current Discussions Cenuco Conference call with Steven Bettinger (President & CEO), Robert Picow (Chairman) and Tuyen Do (Director) on 7/23/04 Positive call and we expect to schedule a face-to-face meeting or follow-up call over the next several weeks Cenuco is in an acquisition mode and expressed serious interest in the opportunity View Vialta's videophone products as highly synergistic to their wireless remote video monitoring business Cenuco believes they can take Vialta's products mobile Very interested in Vialta's strategy to expand internationally and into new vertical markets Would be looking to form a strategic partnership with Vialta's management team on a go forward basis

Potential Acquirers Currently Evaluating Vialta Potential Acquirer Status Kodak Interacting with Pete Sciandra in Corporate Development Reviewing executive summary Logitech Interacting with Bernard Gander in Business Development Reviewing executive summary Polycom Interacting with Peter Secor in Corporate Development Reviewing executive summary Platinum Equity Interacting with Kyle Sweet Reviewing executive summary Sony Interacting with CFO Rob Wiesenthal Rob's business development team reviewing opportunity WorldGate Interacting with Dan Pickens of Janney Montgomery Scott who is working with WorldGate Reviewing executive summary